FieldPoint Petroleum Corporation Announces Acquisition of 3,235 Acres in Palo Duro Basin

March 30, 2005

AUSTIN, Texas (March 30, 2005) BUSINESS WIRE FieldPoint Petroleum Corporation (OTCBB: FPPC-News) announced today that it has acquired approximately 3,235 acres in Floyd County Texas. FieldPoint has paid an average of $25.00 per acre for oil and gas leases with an average 20% royalty burden.

The Palo Duro shale gas play currently encompasses three counties: Briscoe, Floyd and Motley. It has been compared to the Barnett Shale in the Fort Worth Basin (Texas). There is one drilling rig currently active in Motley County (operated by Vintage Petroleum) NYSE:VPI and none operating in either Floyd or Briscoe County.

FieldPoint's President and CEO, Ray Reaves, stated, "We are looking to the future, and this unconventional shale gas is a grassroots opportunity that could have a profound impact on this company. Central to our growth strategy, we will continue to pursue attractive leasehold either as solo plays or through established partnerships."

About Fieldpoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission.

Contact: Ray D. Reaves, President (512)250-8692

Andrea Strittmatter at Elite Financial Communications Group (407)585-1080